Exhibit (g)

                        SLIDES USED IN THE JUNE 29, 2000
                  EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Slide 1: Extraordinary General Meeting of Shareholders

Slide 2: EGM Agenda

                  1.       Extending time to draw up the Annual Accounts

                  2.       Information concerning the Invensys plc tender offer

Slide 3: First Item of Business

                  Extending through 30 Nov. 2000 the time to draw up and make available to the Shareholders the Annual Accounts for the Year ended 31 Dec. 1999

Slide 4: Nature of the Request

                  o        Significant changes Q1 in senior management:

                           -        CEO and CFO depart, plus two other
                                    Management Board members

                           - Other senior members resign or leave for .com's

                           -        Ripple effect throughout organization

Slide 5: Nature of the Request

                  o Management focused on equity/financing initiatives and strategic alternatives

                  o By April, working on due diligence with possible strategic partners

                  o        31 May:  Invensys Agreement signed

                  o In June, focus on offer documents and preparing for the EGM

Slide 6: Status of the Accounts

                  o        Accounts are being prepared

                           - no difference with the numbers announced 3 February 2000

                           -        will be available on or by 15 July

                  o AGM will be called following preparation of the accounts

Slide 7: Vote on Item 1

                  Extending through 30 Nov. 2000 the time to draw up and make available to the Shareholders the Annual Accounts for the year ended 31 Dec. 1999

Slide 8: Second Item of Business

                  Information concerning the Invensys plc cash tender offer

                  (non-voting item)

Slide 9: Topics to be Covered

                  I.       Q1/Q2 Financial and Operating Environments

                  II.      Strategic Discussions

                  III.     Terms of the Offer

                  IV.      Lazard Freres:  Fairness Opinion

                  V. Remarks of Laurens van der Tang: President Designate of the new Baan

                  VI.      Closing:  Pierre Everaert - Interim CEO

Slide 10:         Baan Company N.V.

Slide 11:         4 Jan. 2000 Announcement

                  o        Pre-announced Q4/year-end results

                           - year-end revenues down $100M ($735M in '98 to approximately $635M in '99)

                  o        $240-250M Q4 loss including restructuring

                           -        asset write-downs; office closures;
                                    headcount reduced 4%; increase in reserves and allowances

                  o        Resignation of CEO Mary Coleman

                  o Impact: Stock drops 40% from $14 at year-end to under $8 by 12 January 2000

Slide 12:         January - February 2000 Developments

                  o        14 January - CFO Jim Mooney resigns

                  o        3 February earnings announcement:

                           - Confirms $236M net loss and $9M shareholder equity

                  o 14 Feb. AEX requires Company to give guidance on current equity initiatives

                           - AEX advises no change to Baan listing status, but equity initiatives must close

                  o        Stock slides to $5 by March 2

Slide 13:         Q1 Environment

                  o        Customer concerns over viability:

                           -        Continuing operating losses

                           -        Departure of senior executives

                           -        Declining share price

                  o        AEX equity announcements heighten concerns

                  o Management must spend significant time addressing financial and equity issues

Slide 14:         Q1 2000 Initiatives

                  o        Sale of Meta4 shares

                           -        $40M cash; $20M equity

                  o        Convertible notes exchanged for equity

                           - raised $50.3M equity in total; reduced long-term debt by same amount

                  o        Sale of CODA unit

                           -        $49M cash; $31M equity

Slide 15:         Q1 2000 Initiatives (cont'd)

                  o        Bear Stearns e150M equity line

                           - Baan option to put shares every two trading days at essentially market price (subject to e3 minimum)

                           - Puts of up to 10% of Baan's trading volume on AEX over the two-day period

                           - 1.5M shares issued to Bear Stearns at par as initial consideration

                  o        Begin developing cost savings/control plan

                           - Focus on spin offs and savings plan, but keep key elements of business intact

Slide 16:         Management's Response

                  o Had taken the necessary steps to stabilize the Q1 balance sheet

                  o With Bear Stearns in place, had apparent ability to maintain equity and full AEX listing through Q2 and beyond

                  o        Commenced aggressive cost controls

Slide 17:         Q1 Earnings:  20 April

                  o        Q1 Financial Results:

                           -        $75M operating loss

                           -        $9M shareholder equity

                           -        $161M cash and investments

                  o Within 8 days, share price declines 40%; trading at under $2 by 15 May

                  o Declining share price and volumes render Bear Stearns insufficient to maintain equity position

                           - Additional equity only under onerous conditions and significant dilution

Slide 18:         20 April Release Significantly Changes the Environment

                  o        Customer concerns rising -- key drivers:

                           -        continued operating losses

                           - declining revenues -- in turn driven by customers' "wait and see" attitude due to viability concerns

                           -        Spectre of AEX listing action

Slide 19:         Additional Factors

                  o With Bear Stearns value declining, and other equity costly, likely negative equity Q2

                           - Indeed, 6 June AEX confirms "special listing conditions" if Invensys offer does not close

                  o PWC advises that, absent restructuring plan and financing, it will include negative going concern opinion in 1999 accounts

                  o Company forced to revise the proposed restructuring plan

Slide 20:         Components of revised restructuring plan (pending)

                  o        Based on projected revenue model of $300M, down 53%
                           from 1999

                  o        Consider move to almost entirely indirect sales model

                  o Sale of Consulting and Education; spin off other assets

                  o        Significant headcount reductions

                  o Reduce quarterly run rate 60% from $185M to $75M (including cuts to R&D)

Slide 21:         Baan Company N.V.

Slide 22:         Q1/Q2 Plan to Restore Confidence

                  o Through Q1 financing/equity initiatives, kept alive goal of remaining independent

                  o Took immediate action to solidify the management team and demonstrate to customers the Company was focused on its core mission

                  o        Retained Lazard Freres 31 January

Slide 23:         Q1/Q2 Strategic Discussions

                  o Simultaneously, began dozens of communications with potential long-term financial investors, customers, partners, and potential buyers

                  o While looking at all possibilities, goal through Q1 was to try to maintain the Company's independence

                  o After 20 April -- with continued customer concerns about viability; significant effects those concerns were having on revenue; and need to fundamentally restructure -- the Company became convinced a strategic partner was the best solution

Slide 24:         Strategic Alternatives

                  o Many discussions with potential partners; though other than Invensys only one formal offer received

                  o In all cases, size of potential investments or purchase price under discussion was significantly less than the Invensys offer

                  o Have received no offers since the 31 May Invensys announcement

Slide 25:         Who is Invensys?

                  o Publicly traded company (LSE: ISYS); 90,000 employees worldwide

                  o        Nearly $15B market capitalization (a/o 26 May 00)

                  o        $14B in revenues; almost $1B in liquid assets

                  o Global company providing software, hardware, and automation and control solutions; formed through Feb. 1999 merger of BTR and Siebe

Slide 26:         Baan Company N.V.

Slide 27:         Terms of Offer

                  o        Cash tender offer:

                           - e2.85 per share (equivalent of $2.65 at $/e exchange rate of 0.93 on May 31, 2000)

                           -        Equity value of e760M (US$710M)

                           - Additional costs to buyer of assuming: (i) $138M Convertible Notes due Dec. 2001; (ii) costs of restructuring; and (iii) other liabilities

                           -        Offer documents filed; closing July 13

Slide 28:         Unanimous Board Support

                  o Baan Supervisory and Management Boards unanimously support

                           -        All Board Members will tender their shares

                  o Lazard Freres opinion that the transaction is fair from a financial point of view for the shareholders of Baan

Slide 29:         No Shop/Breakup Fee

                  o No Shop provision; Supervisory Board will not solicit new offers BUT free to consider unsolicited, superior offers

                           - No offers have been received since the Invensys announcement

                  o        Termination (Breakup) Fee:

                           - If the Management and Supervisory Boards decide to support another offer, Invensys entitled to breakup fee

                           -        3% of the total purchase price (approx.
                                    e23M)

Slide 30:         Principal Conditions to Close

                  |X|      Works Council approval (received)

                  |X|      U.S. and EU regulatory (merger) approval (expected)

                  |X| No material adverse change to business beyond what was disclosed in due diligence (not expected to be a concern)

                  |_|      95% of shares must tender (open)

Slide 31:         Current Status

                  o a/o 29 June, Invensys owns greater than 20% of Baan's issued share capital

                  o Vanenburg Group (Jan/Paul Baan), General Atlantic Partners, and Fletcher International all sold at the offer price on May 31

                           - Remaining Fletcher rights ($230.5M) frozen pending closing; due approximately $28M for those rights by buyer at closing

                  o        Invensys continues buying shares on AEX

Slide 32:         Bean Company N.V.

Slide 33:         Lazard Assignment

                  Retained 31 January 2000 to:

                  o        examine Company financial position

                  o        help raise new equity

                  o review strategic options to maximize shareholder value, including:

                           -        strategic restructuring (stand-alone)

                           -        divestitures

                           -        sale of the company/merger/partnership

Slide 34:         Milestones

                  February 2000:

                  - Company, with Lazard, has preliminary contacts with potential partners, including software and technology companies and financial investors

                  March 2000:

                  -        Raise cash and equity; avoid AEX sanction

                           o        conversion of convertible notes

                           o        Bear Stearns

                           o        sale of non-core assets (Meta4, Coda)

                  - Talks with major company on potential sale of consulting and education businesses

Slide 35:         Milestones (cont'd)

                  March through May 2000:

                  -        More in depth discussions with potential partners

                  -        Invensys due diligence process starts in April

                  May 2000:

                  -        Negotiate the terms of the Invensys offer

                  -        Offer Agreement announced 31 May

Slide 36:         Invensys Offer

                  o        e2.85 per share (implied equity value:  e760M)

                           - 20.4% premium over AEX average price during May 2000

                           -        8.8% premium over 30 May closing price

                           -        126% premium over lowest price (22 May 2000)

                           - offer implies multiples that compare favorably with those of comparable listed companies (approximately 1.4 times LTM revenues)

Slide 37:         Invensys Offer (cont'd)

                  o By the time the offer was announced, Baan was faced with a very challenging environment

                           - Shares trading at just over $1 in weeks before the announcement

                  o Lazard has rendered a written opinion to the Supervisory and Management Boards of Baan indicating that the offer is fair to the shareholders of Baan from a financial point of view

Slide 38:         Remarks of Laurens van der Tang
                  President Designate of the New Baan

Slide 39:         Job 1:  Restoring
                  Customer Confidence

                  o Despite financial challenges, Baan continues to be recognized as technology leader: innovation, functionality, ease of implementation/use

                  o But great technology alone will not erase customer concerns on viability

                           - "wait-and-see" attitude killing top-line revenue

                  o        Further financial investments are not the solution;
                           customer confidence will return only with a strong strategic partner like Invensys

Slide 40:         Closing Remarks
                  Pierre Everaert
                  Interim CEO

Slide 41:         Market Reaction
                  (Baan does not endorse or ratify analyst comments)

                  o SNS Securities (B. Siebrand): "The bid is high enough. A lot has to be invested in the company and, given the circumstances, it's a reasonable offer."

                  o Lehnman Brothers: "[We] do not believe other bidders will emerge with higher offer; [we] see deal as best possible solution."

                  o NIB Capital (Henk van de Meent): "EUR2.85 is better than letting the deal break and [the likely alternatives]."

                  o Gartner Group: "Baan is selling at or close to the best price it could have hoped for and . . . Baan's manufacturing customers can breathe easier given the renewed viability of Baan's core products."

Slide 42:         Stand Alone Alternative If Offer Does Not Close

                  o PWC likely to issue negative "going concern" opinion in '99 audited accounts to be filed on or by 15 July

                  o AEX likely to impose "special listing conditions" given negative equity position

                  o        Growing customer concerns over viability

                  o        Likely significant employee attrition

                  o Company must pursue fundamental restructuring -- cutting operations by more than half -- with financing uncertain

                  o Resume discussions with other potential partners, all of whom had initially discussed less favorable terms

Slide 43:         Conclusion

                  o Management and Supervisory Boards unanimously recommend this offer

                  o Lazard Freres has provided a fairness opinion: the offer is fair from a financial point of view

                  o        Best existing alternatives

Slide 44:         Extraordinary General Meeting of Shareholders